Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

WISETRUST SA,

WISEKEY SA

and

GARNERO GROUP ACQUISITION COMPANY

dated as of

October 30, 2014

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 30, 2014, is entered into between WISeTrust SA, a Swiss company (“WT”), WISeKey SA, a Swiss company (“WK”, and collectively with WT, the “Sellers”), and Garnero Group Acquisition Company, a Cayman Islands company (“Buyer”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the SPA (defined below).

RECITALS

WHEREAS, pursuant to that certain share purchase agreement (the “SPA”), dated as of October 30, 2014 and entered into between the Sellers, Buyer and the shareholders and optionholders of WK who are parties to the SPA (together with WT, the “Selling Shareholders”), the Selling Shareholders propose to sell to Buyer and Buyer proposes to purchase from the Selling Shareholders all of the Company Common Shares owned by the Selling Shareholders.

WHEREAS, the Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from the Sellers, the respective rights and obligations of the Sellers to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, the Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Sellers, all of the Sellers’ respective rights, titles and interests in the assets set forth on Schedule 1.01 attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance, except for licenses related to Intellectual Property (as defined herein) (“Encumbrance”).

Section 1.02 Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all liabilities and obligations under or related to the Purchased Assets (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of the Sellers of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03 Purchase Price. The aggregate purchase price for the Purchased Assets shall be Fifteen Million Dollars ($15,000,000) in cash, Fourteen Million Five Hundred Thousand Dollars ($14,500,000) of which (the “WT Cash Consideration”) shall be payable to WT and Five Hundred Thousand Dollars ($500,000) of which (the “WK Cash Consideration”) shall be payable to WK, and an aggregate of 1,026,323 GGAC Ordinary Shares that shall be issued to WT (the “Stock Consideration”, and with the WT Cash Consideration and the WK Cash Consideration, the “Purchase Price”), plus the assumption of the Assumed Liabilities. At the Closing (as defined herein), the Buyer shall pay the WT Cash Consideration to WT and the WK Cash Consideration to WK in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.03 and issue the Stock Consideration to WT.

Section 1.04 Escrow. As the sole remedy for the indemnification obligations of WT set forth in Article VII of this Agreement and Article VII of the SPA, an aggregate of 10% of the GGAC Ordinary Shares issued to WT hereunder and thereunder (the “Escrow Shares”) shall be placed in escrow on the Closing Date (defined below) pursuant to the terms of the Escrow Agreement.

Section 1.05 Allocation of Purchase Price. The Sellers and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) as agreed by their respective accountants, negotiating in good faith on their behalf. Buyer and the Sellers shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer is required to deduct and withhold under any applicable tax law; provided, however, (i) Buyer shall not withhold any taxes without first consulting with the respective Seller and (ii) both Buyer and the respective Seller shall use commercially reasonable best efforts to minimize any withholding taxes. All such withheld amounts shall be treated as delivered to the respective Seller hereunder to the extent Buyer delivers such amounts to the appropriate taxing authorities.

2

Article II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Graubard Miller, 405 Lexington Avenue, New York, New York 10174-1901 on the second business day after all the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the date of the Closing (the “Closing Date”)), but in no event earlier than on the date on which the transactions contemplated by the SPA are consummated. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at the same time as the closing of the transactions contemplated by the SPA.

Section 2.02 Closing Deliverables.

(a) At the Closing, the Sellers shall deliver to Buyer the following:

(i) the bill of sales (the “Bill of Sales”) duly executed by the respective Seller, transferring the respective Purchased Assets to Buyer;

(ii) the assignment and assumption agreements (the “Assignment and Assumption Agreements”) duly executed by the respective Seller, effecting the assignment to and assumption by Buyer of the respective Purchased Assets and the Assumed Liabilities;

(iii) copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the disclosure schedules (“Disclosure Schedules”);

(iv) a certificate from each of the Sellers by an officer (or equivalent officer) of the respective Seller certifying as to the resolutions of the board of directors of the respective Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and

(v) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to the Sellers, as applicable, the following:

(i) the WT Cash Consideration and the WK Cash Consideration;

(ii) the Stock Consideration by issuance to Buyer’s transfer agent of irrevocable instructions to issue and deliver to WT certificates representing the Stock Consideration (except for any Escrow Shares that will be placed in the escrow pursuant to the Escrow Agreement);

3

(iii) the Assignment and Assumption Agreements duly executed by Buyer;

(iv) an opinion of counsel of WT substantially in the form attached hereto as Exhibit A;

(v) a certificate of an officer (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder;

(vi) the Bill of Sales duly executed by Buyer; and

(vii) the amounts outstanding and due under the Loan (as hereinafter defined) to WT.

Article III
Representations and Warranties of Sellers

The Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “WT’s knowledge” and any similar phrases shall mean the actual knowledge of Carlos Moreira, Peter Ward, and Dourgam Kummer. The representations and warranties of WK made in the SPA related to its ownership and operation of the Purchased Assets and the sufficiency and condition of the Purchased Assets are deemed made and incorporated herein as if such representations and warranties were set forth in full herein.

Section 3.01 Organization and Authority of Sellers; Enforceability. Each Seller is a corporation duly organized, validly existing under the laws of Switzerland. Each Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms.

4

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by the Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Sellers; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Sellers or the Purchased Assets sold by the Sellers; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Sellers is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by the Sellers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Title to Purchased Assets. WT owns and has good title to the Purchased Assets sold by WT, free and clear of Encumbrances.

Section 3.04 Sufficiency and Condition of Assets. The Purchased Assets sold by WT are in good condition and are adequate for the uses to which they are being put. The authorized capital stock of WISeKey USA, Inc. (“WISeKey USA”) consists of 1,000,000 shares of common stock, of which 650,000 shares are issued and outstanding. All issued and outstanding shares of WISeKey USA owned by WT are included in the Purchased Assets.

Section 3.05 Intellectual Property.

(a) Except as set forth in Section 3.05(a) of the Disclosure Schedules, WT owns or has adequate, valid and enforceable rights to use in connection with the business of WISeKey USA on the date hereof all the Intellectual Property included in the Purchased Assets (“Purchased IP”), free and clear of all Encumbrances. Except as set forth in Section 3.05(a) of the Disclosure Schedules, WT is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity. With respect to the registered Intellectual Property listed on Section 3.05(a) of the Disclosure Schedules, WT has paid all maintenance fees and made all filings required to maintain WT’s ownership thereof. For all such registered Intellectual Property, Section 3.05(a) of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, and (C) the application or registration date.

(b) WT’s use of the Purchased IP does not, to its knowledge, infringe or misappropriate the Intellectual Property of any person or entity and (ii) there are no claims pending or threatened in writing by any person or entity with respect to the ownership, validity, or enforceability of the Purchased IP. To WT’s knowledge, no person or entity is infringing or misappropriating any of the Purchased IP, and neither WT nor any affiliate of WT has made or asserted any claim, demand or notice against any person or entity alleging any such infringement or misappropriation.

5

Section 3.06 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to WT’s knowledge, threatened in writing against or by WT (a) relating to or affecting the Purchased Assets sold by WT or the Assumed Liabilities related to such Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To WT’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.07 Compliance with Laws. WT has materially complied, and is currently in material compliance, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets sold by WT.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge” and any similar phrases shall mean the actual knowledge of Mario Garnero and Javier Martin Riva.

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer except for obtaining the GGAC Shareholder Approval. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. Except for obtaining the GGAC Shareholder Approval, no consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

6

Section 4.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened in writing against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Article V
Covenants

Section 5.01 Public Announcements. Any public announcements required to be made in relation to this Agreement shall be made in compliance with procedures set forth in Section 5.4 of the SPA.

Section 5.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid equally by the Sellers and Buyer when due. The Sellers and Buyer shall timely file any tax return or other document with respect to such taxes or fees (and shall cooperate with the other with respect thereto as necessary), with the expenses of such to be borne and paid equally by the Sellers and Buyer.

Section 5.03 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall (a) conduct any business related to their respective Purchased Assets in the ordinary course of business and consistent with past practice; and (b) use commercially reasonable best efforts to maintain and preserve intact their respective Purchased Assets, including but not limited to not selling, leasing, exclusively licensing, encumbering or otherwise disposing of any of their Purchased Assets.

Section 5.04 Registration Rights. WT and Buyer hereto agree to enter into the Registration Rights Agreement at the Closing pursuant to which Buyer will agree to register for resale under the Securities Act the shares representing the Stock Consideration to be issued to WT pursuant to this Agreement.

7

Section 5.05 Trust Fund Disbursement. On the Closing Date, Buyer shall cause a portion of the funds held in the Trust Fund to be disbursed to Buyer to pay the WT Cash Consideration, the WK Cash Consideration and the Loan.

Section 5.06 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Sellers acknowledge that they have read the Buyer’s Final Prospectus and understand that the Buyer has established the Trust Fund for the benefit of the Buyer’s public shareholders and that the Buyer may disburse monies from the Trust Fund only (a) to the Buyer’s public shareholder in the event they elect to convert their shares into cash in accordance with the Buyer’s Charter Documents and/or the liquidation of the Buyer, (b) to the Buyer after, or concurrently with, the consummation of a business combination, and (c) to the Buyer in limited amounts for its working capital requirements and tax obligations. The Sellers further acknowledge that, if the Buyer does not consummate a business combination by March 25, 2016 (or June 25, 2016 if certain conditions are met), the Buyer will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Sellers hereby waive all rights, title, interest or claim of any kind against the Buyer to collect from the Trust Fund any monies that may be owed to them by the Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by the Buyer or any negotiations, agreements or understandings with the Buyer (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

Section 5.07 WT Loan to WISeKey USA. Following the date hereof, WT shall loan One Million Dollars ($1,000,000) to WISeKey USA which shall be evidenced by a promissory note substantially in the form attached hereto as Exhibit B (the “Loan”). At the Closing, Buyer shall assume the obligations of the Loan and repay the amounts outstanding and due under the Loan to WT.

Section 5.08 Further Assurances. Following the date hereof, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

8

Article VI
Conditions to Closing

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) All conditions necessary to consummate the transactions contemplated by the SPA shall be met, including obtaining the GGAC Shareholder Approval and obtaining the approval of the shareholders of WK, and the parties thereto shall have consummated such transactions simultaneously with the Closing.

(b) No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each representation and warranty of WT contained in this Agreement shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Sellers shall have delivered to Buyer the documents and deliveries set forth in Section 2.02(a).

Section 6.03 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Each representation and warranty of Buyer contained in this Agreement shall have been true and correct (A) as of the date of this Agreement and (B) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect.

9

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to WT the WT Cash Consideration and certificates evidencing the Stock Consideration, delivered to WK the WK Cash Consideration, repaid the Loan to WT and such other documents and deliveries set forth in Section 2.02(b).

Article VII
Indemnification

Section 7.01 Indemnification. The Sellers shall indemnify and hold harmless the Indemnified Parties from and against any Losses asserted against, resulting to, imposed upon, or incurred by the Indemnified Parties by reason of, arising out of or resulting from:

(a) the inaccuracy or breach of any representation or warranty of the Sellers contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Sellers to Buyer pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(b) the non-fulfillment or breach of any covenant or agreement of the Sellers contained in this Agreement.

All claims for indemnification provided for hereunder shall be made in accordance with the terms of the SPA as if the representations or warranties of the Sellers contained herein or made pursuant to this Agreement, any Schedule or any certificate delivered by the Sellers to the Buyer pursuant to this Agreement with respect hereto or thereto were made pursuant to the SPA; provided, however, that the parties agree that any such claims for indemnification hereunder shall be made against Escrow Shares deposited in the Escrow Agreement for the account of WT and not against any other stockholder of the Company.

Article VIII
Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of the Sellers and Buyer;

(b) by Buyer by written notice to the Sellers if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers, as applicable, pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by the Sellers within thirty business days after Buyer provides written notice of such breach, inaccuracy or failure;

10

(c) by either Seller by written notice to Buyer if the terminating Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within thirty business days after the terminating Seller provides written notice of such breach, inaccuracy or failure; or

(d) by Buyer or either Seller in the event that:

(i) a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable; or

(ii) the SPA is terminated under its terms.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Article IX hereof; and

(b) that nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.01(d)(ii) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the transactions contemplated by this Agreement to occur on or before the date stated therein.

Article IX
Miscellaneous

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses except as otherwise provided for in this Agreement.

11

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to WT:	WISeTrust SA 29, Rte de Pré-Bois - CP 853 Geneva 1215 CH Telephone: 41 22 594 3000 E-mail: info@wisetrust.com Attention: Carlos Moreira, Dourgam Kummer
with a copy to:	White & Case LLP 3000 El Camino Real 5 Palo Alto Sq, 9th Fl Palo Alto, CA 94306 Facsimile: 650-213-8158 E-mail: eric.hwang@whitecase.com Attention: Eric Hwang
If to WK:

WISeKey SA

29, Rte de Pré-Bois - CP 853

Geneva 1215 CH

Facsimile: 41 22 594 30 01

E-mail: cmoreira@wisekey.com, dkummer@wisekey.com, pward@wisekey.com

Attention: Carlos Moreira, Dourgam Kummer, Peter Ward

with a copy to:	White & Case LLP 3000 El Camino Real 5 Palo Alto Sq, 9th Fl Palo Alto, CA 94306 Facsimile: 650-213-8158 E-mail: eric.hwang@whitecase.com Attention: Eric Hwang

12

If to Buyer:	Garnero Group Acquisition Corp. Av. Brig. Faria Lima 1485 – 19 Andar Brasilinvest Plaza, CEP 01452-002 Sao Paulo, Brasil Facsimile: (55) 1138167471 E-mail: MG@GARNEROGROUP.COM Attention: Mario Garnero
with a copy to:	Graubard Miller 405 Lexington Avenue New York, New York 10174-1901 Facsimile: 212-818-8881 E-mail: dmiller@graubard.com Attention: David Alan Miller, Esq.

Section 9.03 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement, all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

Section 9.04 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

13

Section 9.05 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Buyer and WT dated August 5, 2014 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

Section 9.06 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.07 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the law of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.09 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

14

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties.

Section 9.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

15

Section 9.13 Venue; Consent to Jurisdiction and Service of Process. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators. WT hereby appoints, without power of revocation, White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036, Fax No.: (212) 354-8113, Attn: Colin Diamond, as their respective agent to accept and acknowledge on their behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. Buyer and WT further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WISETRUST SA
By /s/ Dourgam Kummer _______________ Name: Dourgam Kummer Title: Director

WISEKEY SA
By /s/ Carlos Moreira_____________________ Name: Carlos Moreira Title: CEO

GARNERO GROUP ACQUISITION COMPANY
By /s/ Mario Garnero Name: Mario Garnero Title: Chairman

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]